Exhibit 99.1

Skyline Bankshares, Inc. Announces Appointment of Director

FOR IMMEDIATE RELEASE

For more information contact:

Blake Edwards, President & CEO – 276-773-2811

Lori Vaught, EVP & CFO – 276-773-2811

FLOYD, VA, and INDEPENDENCE, VA, February 24, 2025 (Globe Newswire) – Skyline Bankshares, Inc. (the “Company”) (OTC QX: SLBK) – the holding company for Skyline National Bank (the “Bank”), announces the appointment of Israel O’Quinn as a director of the Company and the Bank effective immediately. The Company’s Board of Directors approved the appointment on February 18, 2025.

Mr. O'Quinn is President and CEO of The United Company Foundation as well as the James W. and Francis G. McGlothlin Foundation.  He has also served as an elected member of the Virginia House of Delegates since 2011.  For almost all of his tenure in the House of Delegates, Mr. O’Quinn has been a member of the Commerce and Energy committee, among others, which has provided him an in-depth knowledge of the laws and regulations related to banking and other businesses.  Before his current role leading the two charitable foundations, Mr. O’Quinn was a key executive at KVAT Food Stores (Food City) for seventeen years, serving in roles of increasing responsibility across the organization, including strategy, regulatory issues and community relations.  Born and raised in Southwest Virginia, and having represented the area for over a decade in the legislature, he is well-versed in the needs and opportunities of the region.  Mr. O’Quinn is a member of the Emory & Henry University Board of Trustees and he earned Bachelors Degrees in Political Science and History from the college.  In addition to his legislative and professional work, Mr. O’Quinn has served on a number of other boards and commissions, including as Chairman of the Bristol Chamber of Commerce, and provided leadership to economic development projects as Co-Chair of InvestSWVA.

President and CEO Blake Edwards stated, “Israel’s professional experience, service in the legislature, and in-depth knowledge of the region, will make him a tremendous addition to Skyline as we continue to expand our presence in the southwest Virginia and eastern Tennessee markets. We are excited to welcome Israel to the Skyline family.”

Skyline National Bank is the wholly-owned subsidiary of Skyline Bankshares, Inc. and serves southwestern Virginia, northwestern North Carolina, and eastern Tennessee with 28 branches and 2 loan production offices.